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       Phone: 864-231-1211 - Fax: 864-231-1215 - E-mail: cclayton@hamp.com
                1924 Pearman Dairy Road, Anderson, SC 29625-1303

                                February 27, 2006

Mr. Jonathan W. Norwood
309 McDaniel Avenue
Greenville, SC 29601

Dear Jonathan:

We are pleased to extend to you an offer of employment with Hampshire Group, Limited ("the Company") as Vice President and Chief Financial Officer, reporting to Mr. Ludwig Kuttner, Chief Executive Officer.

Outlined below are the specific details of this offer:

Starting Date:             April 1, 2006 (with the understanding that you
                           will attend the Management Review Meeting, Strategic
                           Planning Meeting and Board Meeting, in New York City
                           March 14-16, 2006, with the Company's management team prior to your actual start date.)

Salary: $168,000 per annum, payable monthly on the 23rd day of each month. Your next review shall be in approximately one year based on the Company's annual review and raise policy. Your increase shall be based on your assumption of additional responsibilities transitioned (see Transition Timeline section below) to you during the first twelve months of employment and your personal performance.

Incentive Bonus:           You will be eligible to participate in Hampshire'
                           Incentive Bonus Program. Your bonus potential ranges from a minimum of 16% of your annual salary to a maximum of 66% of your annual salary. The incentive program's payout is based upon the actual net sales and net income results of the Company based on a scale of the average of the prior two-year averages.
                           See Attachment No. 1 for the specifics of your incentive program; but any income from the reversal of The Link accrual shall be eliminated for purposes of your bonus.

                           As we discussed, the company will guarantee $72,000 of this bonus payment to you in the first year of employment.


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Benefits:                  Your medical and related benefit coverage will begin
                           for you and any eligible dependents 90 days from your first day of employment with the Company. You will be eligible for participation in the 401(k) plan after one year of employment.

Vacation:                  You will receive two weeks of vacation as outlined in
                           the Company's vacation policy. In addition, Hampshire will allow you to take one additional week of paid personal time per year until such time as the Company's vacation policy provides for three weeks.

Transition Timeline:       The following is the transition timeline of
                           responsibilities:

                           - On 1st Day of Employment - You will assume the management of the personnel outlined in Attachment No. 2 to this letter in respect to the duties of the Chief Financial Officer as set forth in the Position Description in Attachment No. 3 to this letter. In addition, as Chief Financial Officer, you are ultimately responsible for the performance of the processes and controls related to Sarbanes-Oxley and provide assistance and support to the compliance group.

                           - After 6th month (or earlier) - Tax, human resources and payroll functions.

                           - After 12th Month (or earlier) - Credit & collection function and any remaining responsibilities of the CFO.

CPA Related
 Requirements:             The Company will allow you to take and reimburse you
                           for the expense of the 40 hours of annual continuing professional education as required by the state of South Carolina for you to maintain your CPA license.
                           Also, the Company will reimburse you for your annual
                           CPA license and related SCACPA and AICPA dues.

Community
 Involvement:              The Company will allow you to complete your
                           commitment to the Greenville Chamber of Commerce as a Board member and Treasurer for the calendar year
                           2006. In addition, the Company may allow you to continue as member of the Greenville Chamber of Commerce's Finance Committee, so long as it does not interfere with the performance of your duties.



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Please contact me if you have any questions about this offer letter.

If you are in agreement with the specifics of this offer, please indicate your acceptance by signing both copies in the space provided below and return one copy to me and retain one copy for your records.

We look forward to working with you as a member of the Hampshire Group team.

                                        Sincerely,

                                        /s/ Charles Clayton
                                       -----------------------------------------
                                        Charles Clayton
                                        Executive Vice President and Treasurer



Accepted:  /s/ Jonathan W. Norwood              02/28/06
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              Jonathan W. Norwood                 Date